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                                                                    EXHIBIT 12.1

                     DRYPERS CORPORATION AND SUBSIDIARIES

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)

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                                                                                                            Six months ended
                                                                Year ended December 31                           June 30
                                                  ----------------------------------------------------     -------------------
                                                   1992        1993       1994       1995       1996         1996        1997
                                                  ------     -------    -------    --------   --------     -------     -------
Income (loss) before income tax provision
 (benefit) and extraordinary item                 $1,526     $ 1,062    $10,949    $(19,294)   $ 1,622     $(2,370)     $4,872
Fixed charges                                      4,360      11,603      8,207       8,625      9,404       4,639       4,510
                                                  ------     -------    -------    --------    -------     -------      ------
Earnings before fixed charges                     $5,886     $12,665    $19,156    $(10,669)   $11,026     $ 2,269      $9,382
                                                  ======     =======    =======    ========    =======     =======      ======

Total interest expense                            $4,132     $11,115    $ 7,685    $  8,035    $ 8,931     $ 4,403      $4,210
Rental expense which is representative
  of interest expense                                228         488        522         590        473         236         300
                                                  ------     -------    -------    --------    -------     -------      ------
Adjusted Fixed Charges                            $4,360     $11,603    $ 8,207    $  8,625    $ 9,404     $ 4,639      $4,510
                                                  ======     =======    =======    ========    =======     =======      ======
Ratio of Earnings to Fixed Charges                   1.3x        1.1x       2.3x         --        1.2x        0.5x        2.1x
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